Exhibit 99.3 PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION OF

THE OMAHA MARRIOTT

MCLEAN, VA, September 15, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the acquisition of the 299- room Omaha Marriott, located in Omaha, Nebraska, for $28.5 million, plus customary closing adjustments, or approximately $95,300 per room. The Company purchased the hotel from LaSalle Hotel Properties (NYSE:LHO) and entered into a long-term agreement with Crestline Hotels & Resorts, Inc. to manage the property.

James L. Francis, Highland’s President and CEO, stated, “We are excited about our acquisition of the Omaha Marriott. We believe that this hotel is a solid market leader that will immediately provide attractive yields for our Company. We further believe that these yields will be enhanced through an opportunity to convert the existing Marriott management contract to a Marriott franchise with Crestline Hotels & Resorts as manager.”

The 299-room Omaha Marriott is situated approximately nine miles west of downtown Omaha, and is centrally located within the Regency Office Park. The hotel benefits from demand generated by nearly 40 Fortune 500 companies having a presence in the city, as well as being adjacent to the region’s most popular upscale retail venues including Westroads Mall and Regency Court. The property contains approximately 12,000 square feet of flexible meeting space and provides such amenities as a business center, high-speed internet access in the guestrooms, indoor/outdoor pool and a fitness center.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the Omaha Marriott, the Company now owns 16 hotel properties with an aggregate of 4,750 rooms in nine states. Additional information can be found on the Company’s website at ww.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.